UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

June 30, 2009

Date of Report (Date of earliest event reported)

Heritage Bankshares, Inc.

(Exact name of registrant as specified in its charter)

Virginia	0-11255	54-1234322
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Granby Street, Norfolk, Virginia 23510

(Address of principal executive offices, including zip code)

757-648-1600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	OTHER EVENTS

On June 30, 2009, Heritage Bankshares, Inc. (“Heritage”) received preliminary approval for an investment by the U.S. Treasury Department (the “Treasury”) under the TARP Capital Purchase Program, as recently expanded for community banks (the “CPP”), of up to 5% of Heritage’s most recent risk-weighted asset amount.

The CPP is a voluntary program established by the Treasury in 2008 to provide capital for healthy banks to improve the flow of funds from banks to their customers. On May 13, 2009, the Treasury announced an expansion of the CPP for banks, like Heritage, with less than $500 million in total assets. Under the expanded CPP, qualifying banks, including banks like Heritage that have been approved for an initial investment but have not yet completed a transaction under the CPP, may apply for an investment of up to 5% of their risk-weighted assets (initially banks were eligible for a maximum investment of 3% of risk-weighted assets).

As previously reported, earlier this year Heritage received preliminary approval for a $5.7 million investment (3% of its risk-weighted assets at the time) under the CPP, but to date has not consummated an investment transaction. On June 26, 2009, Heritage applied for additional funding under the expanded CPP. On June 30, 2009, the Treasury notified Heritage that it qualifies for an investment of up to 5% of its most recent risk-weighted assets under the expanded CPP. Based on its most recent risk-weighted asset amount, Heritage currently would be eligible for an investment of up to approximately $10.25 million. Heritage has six months from the date of the Treasury’s approval for participation in the expanded CPP (i.e., until December 30, 2009) to enter into a binding Letter Agreement with the Treasury to fund a transaction.

At its annual shareholders meeting on June 16, 2009, Heritage shareholders approved an amendment to its Articles of Incorporation to authorize the preferred stock the Treasury would receive in an investment transaction under the CPP. Even with approval of the amendment, Heritage’s participation in the CPP remains subject to the Treasury’s final approval and to execution of definitive investment documents. Furthermore, participation in the CPP is voluntary, and Heritage may elect not to consummate an investment transaction even if it receives final approval from the Treasury; rather, Heritage has simply preserved its option to participate in the CPP for the maximum investment amount available to it. We also note that, even if Heritage elects to participate under the CPP, there is no guarantee that at that time the Treasury will have sufficient funds or otherwise be willing and able to complete an investment transaction with Heritage. In light of the matters described above, as well as other circumstances that may arise after the date of this Current Report on Form 8-K and affect Heritage’s willingness or ability to participate in the CPP, we feel it is important to note that (i) there is no assurance that Heritage will elect to participate in the CPP or that we will be able to consummate a transaction under the CPP if we do elect to participate, and (ii) thus the receipt of any proceeds by Heritage from a sale of securities to the Treasury is not guaranteed.

Please see Heritage’s 2009 Proxy Statement, filed with the Securities and Exchange Commission and mailed to shareholders on or about April 29, 2009, for more information regarding Heritage’s potential participation in the CPP.

Heritage Bankshares, Inc.
(Registrant)

July 2, 2009	/s/ John O. Guthrie
John O. Guthrie
Chief Financial Officer